Exhibit 10.1

AGREEMENT

AGREEMENT dated October 22, 2003 between Syratech Corporation, a Delaware corporation (the “Company”), and Leonard Florence (the “Executive”).

WHEREAS, the Executive is now the Company’s Chairman and is providing advisory services to the Company pursuant to an Amended and Restated Employment Agreement dated as of April 16, 1997, which was amended by Amendment No. 1 dated as of July 29, 1998 and Amendment No. 2 dated as of March 11, 2002 (as so amended, the “Employment Agreement”); and

WHEREAS, the Company and the Executive wish to set forth the terms of the Executive’s resignation as an officer and a member of the Company’s Board of Directors and the cessation of his advisory services pursuant to the Employment Agreement;

WHEREAS, the Company acknowledges the contributions made by the Executive to its success through the date of this Agreement; and

WHEREAS, the Executive believes that, through the date hereof, he has earned approximately $480,000 pursuant to the Employment Agreement and that therefore the Payment (as defined below) represents a significant discount to the payments and other benefits otherwise due him under the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.             Termination of Relationship.  Effective as of October 22, 2003 (the “Effective Date”):

(a)           The Executive will resign as an officer and a member of the Board of Directors of the Company and any of its subsidiaries or affiliates in accordance with the resignation letter attached hereto as Schedule 1.

(b)           The parties will release each other from their respective rights and obligations (i) under the Employment Agreement (including but not limited to the rights and obligations set forth in the letter dated May 28, 2002 related to the provision of additional services by the Executive) except as expressly set forth herein and (ii) under any other agreements or understandings, whether written or oral, between the Company and the Executive other than the Stockholders’ Agreement (as defined below).

(c)           The Executive will relinquish any contractual rights he may have to designate any member of the Company’s Board of Directors pursuant to the Stockholders’ Agreement dated as of April 16, 1997 by and among the Company and the stockholders named therein (the “Stockholders’ Agreement”) or otherwise, and will execute the amendment to the Stockholders’ Agreement in the form of Schedule 2 attached hereto.

2.             Payment.  The Company will pay to the Executive an aggregate gross amount of $950,000, of which $750,000 will be paid on the Effective Date and $200,000 will be paid on January 3, 2005 (collectively, the “Payment”), in each case subject to applicable withholding requirements.  The Company and the Executive agree that the Payment shall be deemed compensation and that they will so report the Payment for tax purposes.  Except for payment on the date hereof of the amounts expressly set forth on Schedule 3 attached hereto or otherwise expressly set forth herein, the Payment shall be in lieu of:  (a) any and all payments, rights, benefits or other consideration to which the Executive would be entitled under the Employment Agreement (including amounts to which the Executive would be entitled under the letter dated May 28, 2002 related to provision of additional services by the Executive) and any other agreements or understandings, whether written or oral, between the Company and the Executive; and (b) the right of the Executive and his spouse to receive lifetime medical benefits pursuant to the Employment Agreement and the Resolution of the Company’s Board of Directors dated   June 29, 1999.

3.             Medical Benefits.  The Company will:

(a)           Reimburse the Executive and his spouse for all medical expenses incurred by the Executive and his spouse through January 22, 2004 in the same manner as the Executive is reimbursed prior to the date hereof, provided that (i) immediately following the Effective Date, the Company will prepare any and all documents necessary for the Executive and his spouse to participate in group medical coverage through the Company, including but not limited to a Medex application and an application with the Social Security Administration for Part B medical coverage, which the Executive and his spouse will then promptly execute and submit; (ii) such medical expenses shall be consistent with past practice and shall not include any wholly elective cosmetic surgeries (i.e., directed solely at improving appearance and serving no other medical purpose) for the Executive or his spouse and (iii) the Executive will make reasonable best efforts to submit billing statements from medical providers for medical expenses incurred through the Effective Date as soon as possible hereafter, and will submit requests for reimbursement for any medical expenses (which shall consist of billing statements from medical providers) incurred after the Effective Date promptly upon his receipt of same from his or his spouse’s medical providers, all of which expenses will then be reimbursed by the Company as promptly as practicable thereafter.  For the avoidance of doubt, the parties acknowledge and agree that the Company’s obligation under this Section 3(a) includes full reimbursement of medical expenses for the Executive and his spouse, regardless of whether they are covered by the Company’s group medical plan and/or Part B medical coverage, so long as such expenses are otherwise consistent with the provisions of this Section 3(a).

(b)           Provide the Executive with reasonable administrative assistance through January 22, 2004 in connection with transitioning to a new health insurance arrangement.

(c)           Have no further or additional obligation with respect to health insurance or health or medical benefits for the Executive or his spouse after January 22, 2004.

4.             Reimbursement and Related Matters.  The Company will:

(a)           Pay the Executive the Base Salary owed under Section 3.2 of the Employment Agreement through the Effective Date as set forth on Schedule 3 attached hereto.

(b)           Reimburse the Executive for all business expenses incurred by the Executive through the Effective Date as set forth in Schedule 3 attached hereto.

(c)           Have no further or additional obligation with respect to the provision of an automobile or reimbursement of automobile expenses for the Executive.

(d)           Reimburse the Executive for his attorneys’ fees and expenses incurred in connection with this Agreement in an amount equal to Twenty Five Thousand Dollars ($25,000) on the Effective Date.

5.             Office Move.  Within 30 days following the Effective Date, the Executive will vacate his current office.  The Company acknowledges that the desk and filing cabinets therein belongs to the Executive and will assist the Executive with the removal of the desk, filing cabinets and his personal effects from the office, including the reasonable expenses of moving them to the Executive’s new offices (such expenses not to exceed $1,000).  The Company will thereafter immediately forward all email, phone messages and mail (unopened in the case of mail) addressed to the Executive and delivered to the Company, to the Executive at his home address of 99 Lyman Road, Brookline, MA  02467, or such other address as the Executive may designate in writing to the Company; provided that if any such mail relates to the business of the Company, the Executive will promptly forward it to the Company.

6.             Office and Other Support.  Commencing on the Effective Date and continuing through April 16, 2005 (the “Remaining Term”) the Company will:

(a)           Reimburse the Executive for the third party costs and expenses associated with his use of an office located outside of the Company’s facilities in an amount not to exceed $2,500 per month within 10 business days of the Executive’s properly documented requests for reimbursement.

(b)           Reimburse the Executive for the costs and expenses associated with his employment of a secretary, in an amount not to exceed the aggregate monthly salary and benefits currently received by Ms. Patricia Felt, which the Company represents is $5,413.59, within 10 business days of the Executive’s properly documented requests for reimbursement.  The Executive agrees that he will offer employment to Ms. Felt as a secretary, and the Company consents to such employment, both parties acknowledging that (i) Ms. Felt shall be under no obligation to accept such offer or to remain in the Executive’s employ through the Remaining Term; and (ii) the Executive will have no obligation to pay any form of severance to Ms. Felt in the event she leaves the Company’s employ.

(c)           Provide the Executive with access, for no additional consideration, to the Company’s inside tax accountant for the purpose of assisting the Executive in his personal tax and accounting matters on the same basis and to the same extent as applied prior to the Effective Date.

7.             Restrictive Covenants.  The Executive hereby reconfirms the validity and continuing legal effect of Sections 7 and 8 of the Employment Agreement and agrees to comply in all respects with the provisions of such Sections of the Employment Agreement through the Remaining Term.

8.             No Hire.  (a)  The Executive hereby agrees that through the Remaining Term, except as otherwise set forth in Section 8(b) and (c) hereof, neither he, nor any entity of or in which he is an officer, director, partner, member, consultant, employee, stockholder, creditor, investor or other participant (collectively, a “Covered Entity”) will, acting directly or indirectly, hire or solicit for hire, as an employee, consultant, partner or any other capacity, any person who is now, or at any time prior to expiration of the Remaining Term becomes, an employee of or consultant to the Company or any of its successors.  Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Executive or a Covered Entity from hiring during the Remaining Term:

(i)            Someone whom they have not solicited and who, as of the date of such hiring, has not been an employee of or consultant to the Company at any time during the preceding ninety (90) days or, in the case of those persons listed on Schedule 4 attached hereto, during the preceding one hundred eighty (180) days.

(ii)           Someone who provided written notice of his resignation or received written notice of his termination prior to September 30, 2003.

(b)           The parties further agree that the Executive will not be deemed in violation of this Section 8 in the event that, without the Executive’s knowledge or participation, an entity in which (i) the Executive is not an officer, director, or employee, and (ii) he has less than a 10% interest, hires any employee of or consultant to the Company.

(c)           The provisions of this Section 8 will not prohibit the Executive from retaining consultants also retained by the Company, provided that:  (i) any such consultant does not have an exclusive contractual commitment to the Company; (ii) the Executive’s use of such consultant does not interfere with or disrupt the consultant’s commitments to, and service on behalf of, the Company; (iii) such consultant does not assist the Executive, directly or indirectly, during the Remaining Term in preparing to engage in any “Competitive Business” within the meaning of Section 8.3 of the Employment Agreement upon the expiration of the Remaining Term; and (iv) such consultant does not disclose any confidential information of the Company to the Executive.

(d)           The provisions of this Section 8 shall not apply to Mel Levine, provided that:  (i) Mr. Levine does not assist the Executive, directly or indirectly, during the Remaining Term in preparing to engage in any “Competitive Business” within the meaning of Section 8.3 of the Employment Agreement upon the expiration of the Remaining Term; and (ii) Mr. Levine does not use or disclose confidential information of the Company to the Executive.

9.             Indemnification.  The Company hereby reconfirms the validity and continuing legal effect of Section 6 of the Employment Agreement and agrees to comply in all respects with the provisions of such Section of the Employment Agreement, it being expressly understood and agreed that the Executive’s right to indemnification thereunder shall extend to all actions taken by him up to and including his execution of this Agreement.

10.           Nondisparagement.  The Executive agrees that at no time after the date hereof will he disparage the Company, the Thomas H. Lee Company and their respective officers, directors and employees.  The Company, acting on its behalf and on behalf of the Thomas H. Lee Company and their respective officer, directors and employees, agrees that at no time after the date hereof will any of them disparage the Executive to any third party.  In no event will the provisions of this Section 10 apply to any truthful testimony or response to a subpoena or other investigative request or legal proceeding.  The parties agree that they shall use the statement set forth on Schedule 5 attached hereto to describe the Executive’s termination with the Company and that they will refrain from making any statements inconsistent with it.

11.           Confidentiality.  Each of the Company and the Executive agrees that it/he will keep the terms of this Agreement confidential, and not hereafter disclose any information concerning or content of this Agreement to anyone other than, in the case of the Executive, his immediate family, attorney and/or accountant(s), and, in the case of the Company, its tax and legal advisors, directors, officers, accountants, stockholders, investors and creditors; provided that the Company and the Executive may make such disclosure as is otherwise required by law or contract.

12.           Release by the Executive.  Except for the right to enforce performance under this Agreement, and to sue for damages for breach of this Agreement, the Executive, acting in his individual capacity and in his capacity as an officer, director, employee, consultant and stockholder of the Company, hereby releases and forever releases, remises and discharges the Company, and its subsidiaries and affiliated companies, the Thomas H. Lee Company and its affiliated entities, and the past and present officers, directors, partners, members, agents, employees, and consultants of any of the foregoing entities and any person or entity acting for or on behalf of them (collectively, the “Releasees”) from any and all liabilities, claims, damages, causes of action, judgments, liens, wages or commissions, both in law and equity, whether known or unknown, and whether asserted or not, arising out of any act, event, neglect or omission occurring from the beginning of the world to the date of the Agreement (collectively, “Claims”), which the Executive or his personal representative, heirs or assigns ever had, now has or may have, including, but not limited to, any Claims arising out of or connected with his employment by the Company and the termination of that employment.  This includes, but is not limited to, any Claims that may exist under any federal, state or local laws prohibiting discrimination, such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities

Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, Massachusetts General Laws Chapter 151B, and any other federal, state or local statutory or common law Claims affecting or relating to the claims or rights of employees, as the same may be amended from time to time; provided that (a) if any past or present officer, director, partner, member, agent, or consultant of any of the foregoing entities (collectively, the “Individual Releasees”), or any person or entity acting for or on behalf of them, shall assert any Claim against the Executive, the Executive will retain the full right to pursue any Claim against any such Individual Releasee, (b) the Executive does not hereby waive his right as a shareholder to participate in any recovery resulting from litigation brought by a third party against the Releasees so long as the Executive strictly complies with the provisions of Section 14 of this Agreement and (c) this Section 12 shall not release any claims that any members of Executive’s family (other than Executive’s spouse) may have in their own right, but shall release any Claims which such family members might have a right to bring on behalf of the Executive.

13.           Release by the Company.  Except for the right to enforce performance under this Agreement, and to sue for damages for breach of this Agreement, the Company, acting on its own behalf and on behalf of its subsidiaries and affiliated entities and the Thomas H. Lee Company and its affiliated entities, hereby releases and forever remises, releases and discharges the Executive from any and all Claims which any of them ever had, now has or may have, including, but not limited to, any Claims arising out of or connected with his employment by the Company.

14.           Agreement Regarding Litigation.  The Executive agrees that at no time after the date hereof will he, acting directly or indirectly, provide information to, or finance or otherwise provide support or assistance to, any third party in any lawsuit, administrative action or similar proceeding brought against the Releasees or any future officer, director, partner, member, agent, employee, consultant or affiliate of any of the Releasees, whether based on acts or omissions, occurring prior to the date hereof.

15.           Assistance Regarding Litigation.  The Executive will cooperate reasonably with the Company and assist it in connection with any governmental investigation, litigation, or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement.  The Company will compensate the Executive at a per diem rate as mutually agreed to by the Company and the Executive and will reimburse the Executive for his reasonable expenses in connection with any such cooperation and assistance.

16.           Costa Rican Consulate.  The Executive shall take all necessary steps to change the location of the Costa Rican consulate, which has been located at the Company’s offices in East Boston, Massachusetts, to such other address as he determines in his sole discretion, such change to be effective not later than December 31, 2003.

17.           Ratification.  The Company agrees that all acts of the Executive taken at any time from the inception of the Company and/or any subsidiary of the Company to and including the date hereof, whether (a) fully reflected in the records of the Company or any subsidiary, (b) reflected in incomplete or unsigned records of the Company or any subsidiary, including, but not limited to (i) the amendments to the Loan and Security Agreement, (ii) the purchase and/or leasing of real and/or personal property, (iii) the establishment of depositories or corporate funds, (iv) corporate borrowing, (v) expenditures of corporate funds, (vi) adoption of employee benefit plans and (vii) any and all other acts or omissions of said officers and directors taken in good faith, be and the same hereby are ratified, confirmed and approved in all respects.

18.           Miscellaneous.

(a)           This Agreement sets forth the full and complete understanding of the parties with respect to the subject matter hereof and may be amended only by a writing signed by both parties hereto.  Both parties agree to take such action, and to execute such documents as the other may reasonably request in order to implement the understandings set forth herein; provided that in doing so, the Executive shall not be obligated to incur any financial expense.  The Executive and the Company acknowledge and agree that, except as set forth in Sections 7 and 9 hereof, effective on the date hereof, the Employment Agreement shall be deemed terminated and of no further force and effect.  The parties acknowledge that if either party breaches this Agreement, the other party may seek both monetary damages and equitable relief and shall be entitled to recover its/his attorneys’ fees and disbursements if it/he is a prevailing party in any litigation pursued in connection with such breach.

(b)           The Company hereby advises the Executive to consult with an attorney prior to executing this Agreement and the Executive acknowledges that he has consulted with his own attorney concerning this Agreement.

(c)           The Executive acknowledges that the Company has provided him the opportunity to review and consider this Agreement for twenty-one (21) days from the date the Company provided the Executive with a copy of this Agreement and the Executive has chosen, of his own free will without any duress and upon advice of counsel, to waive his right to the full twenty-one (21) day period.

(d)           The Executive further acknowledges that the Company has provided him the opportunity to revoke this Agreement within seven (7) days after its execution and the Executive has chosen, of his own free will without any duress and upon advice of counsel, to waive his right to this seven-day revocation period so that this Agreement may be immediately effective and enforceable.

(e)           The Executive represents and warrants that he fully understands the terms of this Agreement and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed and after due deliberation, accepts the terms and signs the same as his own free act.  The Executive understands that as a result of entering into this Agreement he will not have the right to assert that the Company unlawfully terminated his employment or violated any rights in connection with this employment.

19.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, and shall be considered a sealed instrument thereunder.  Any and all legal proceedings regarding this Agreement or the subject matter hereof shall be brought only in the state or federal courts of the Commonwealth of Massachusetts, to whose jurisdiction the parties agree to submit.

20.           Severability.  Should any provision of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement.

21.           Assignability.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; provided that this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

SYRATECH CORPORATION

By:	/s/ Robert Meers
Name: Robert Meers
Title: President

/s/ Leonard Florence
Name: Leonard Florence